WACKENHUT CORRECTIONS CORP

Filing Type:
4
Description:
Statement of Changes of Beneficial Ownership
Filing Date:
May 2, 2003
Period End:
May 1, 2003

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Zoley, George C.
   c/o Wackenhut Corrections Corporation
   One Park Place, Suite 700
   621 Northwest 53rd Street
   Boca Raton, FL  33487
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
                                                 |
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned
at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End
of Month     |ect(I)|                           |
_____________________________________________________________________________
___
___________________________________________________|
Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned
___________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title
and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |
of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_____________________________________________________________________________
___
___________________________________________________|

Employee Stock Option |22.625  |     |    | |           |   |4/25/|4/24/|
|       |       |20,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |96   |06   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option | 21.500 |     |    | |           |   |1/23/|1/22/|
|       |       |20,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |97   |07   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |25.0625 |     |    | |           |   |1/23/|1/22/|
|       |       |30,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |98   |08   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |18.6250 |     |    | |           |   |2/18/|2/17/|
|       |       |33,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |99   |09   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |8.4375  |     |    | |           |   |2/17/|2/16/|
|       |       |70,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |00   |10   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |9.300   |     |    | |           |   |2/8/0|2/8/1|
|       |       |70,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |1    |1    |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |15.400  |     |    | |           |   |2/7/0|2/7/1|
|       |       |75,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |2    |2    |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |9.510 |       |    | |           |   |2/12/|2/12/|
            | | |21,273     |D  |            |
(Right to Buy)        |        |     |    | |           |   |03   |13   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |14.00 |5/01/03|A   | |54,545     |A  |5/01/|5/01/|
Common Stock| | |54,545     |D  |            |
(Right to Buy)        |        |     |    | |           |   |03   |13   |
|       |       |            |   |            |
_____________________________________________________________________________
______________________________________________________|

Explanation of Responses:

Mr. Zoley holds 393,818 unexercised stock options.

SIGNATURE OF REPORTING PERSON
/s/ George C. Zoley BY: K. Mendell
DATE
5/02/03